Exhibit 99.1
TIME WARNER CABLE REPORTS
2010 SECOND-QUARTER RESULTS
NEW YORK, NY, August 5, 2010 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2010.
Time Warner Cable Chief Executive Officer Glenn Britt said: “I’m very pleased with our performance in the second quarter, highlighted by accelerated revenue growth in our advertising and commercial businesses, steady revenue increases in our residential subscription operations and particularly strong free cash flow growth. Through our consistent focus on the fundamentals – better understanding our customers’ needs and improving the efficiency of our operations – we continue to deliver attractive financial results and create value for our shareholders.”
FINANCIAL RESULTS
Revenues for the second quarter of 2010 increased 5.8% from the second quarter of 2009 to $4.7 billion. Subscription revenues grew 5.1% year-over-year to $4.5 billion, driven by a 4.2% increase in residential subscription revenues and a 20.2% increase in commercial subscription revenues. Advertising revenues increased 24.1% to $216 million. Residential subscription revenue growth was driven by increases in high-speed data, video and voice revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and, to a lesser extent, increases in average revenues per subscriber. Residential video revenues increased as a result of video price increases, the continued growth of digital video subscribers and increases in DVR service revenues and transactional video-on-demand revenues, partially offset by a year-over-year decline in video subscribers. The growth in residential voice revenues was driven by an increase in Digital Phone subscribers, partially offset by a decrease in average monthly revenues per Digital Phone subscriber. Commercial subscription revenue growth was due primarily to increases in Business Class Phone and commercial high-speed data subscribers and an increase in cell tower backhaul and Metro Ethernet revenues. Advertising revenue growth was driven by year-over-year increases in a wide range of categories, most significantly automotive and political.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2010	2009	Change	2010	2009	Change
Subscription revenues:
Video	$2,781	$2,706	2.8%	$5,521	$5,373	2.8%
High-speed data	1,232	1,123	9.7%	2,425	2,224	9.0%
Voice	505	471	7.2%	998	922	8.2%

Total subscription revenues	4,518	4,300	5.1%	8,944	8,519	5.0%
Advertising revenues	216	174	24.1%	389	319	21.9%

Total revenues	$4,734	$4,474	5.8%	$9,333	$8,838	5.6%

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 6.0% over the second quarter of 2009 to $1.8 billion. The increase was driven by revenue growth, partially offset by a 5.7% increase in operating expenses. In particular, video programming expenses grew 5.8% to $1.1 billion, employee expenses were 4.0% higher at $954 million, marketing expense was up 21.9% to $156 million, and voice costs increased 6.4% to $167 million. These increases were partially offset by a decrease in bad debt expense, which declined 21.6% to $40 million. Video programming expenses increased due to contractual rate increases, incremental retransmission consent expense and higher transactional video-on-demand expense offset, in part, by a decline in video subscribers and premium channel subscriptions. The growth in employee expenses was driven by higher headcount and compensation, partially as a result of increased costs associated with commercial service-related employees, and increases in employee medical expense offset, in part, by a decrease in pension expense. Marketing expenses increased primarily as a result of the timing of marketing spending. Voice costs increased due to subscriber growth. Bad debt expense declined primarily due to improvements in collection efforts. Operating Income was up 4.1% over the second quarter of 2009 to $918 million primarily as a result of higher Adjusted OIBDA, partially offset by higher depreciation expense and an increase in restructuring costs.
Adjusted OIBDA for the second quarter of 2010 excludes the expenses noted in the table below.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2010	2009	Change	2010	2009	Change
Adjusted OIBDA(a)	$1,751	$1,652	6.0%	$3,422	$3,159	8.3%
Adjusted OIBDA margin(b)	37.0%	36.9%		36.7%	35.7%
Separation-related “make-up” equity award costs	(2)	(2)	—	(4)	(2)	100.0%
Restructuring costs	(20)	(7)	185.7%	(31)	(50)	(38.0%)
Gain on sale of cable systems	—	2	(100.0%)	—	2	(100.0%)

OIBDA(a)	1,729	1,645	5.1%	3,387	3,109	8.9%
Depreciation	(749)	(701)	6.8%	(1,492)	(1,392)	7.2%
Amortization	(62)	(62)	—	(127)	(119)	6.7%

Operating Income	$918	$882	4.1%	$1,768	$1,598	10.6%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.

(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.
Net Income Attributable to TWC Shareholders was $342 million, or $0.96 per basic and $0.95 per diluted common share, respectively, for the second quarter of 2010. Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of net income attributable to TWC shareholders for the second quarter of 2010 to that for the second quarter of 2009, which reduced both basic and diluted earnings per share by $0.02 in each period. Excluding these items, second-quarter 2010 net income attributable to TWC shareholders increased compared to the prior year period, primarily reflecting higher Operating Income, partly offset by increases in other expense, net and income tax provision.

(in millions, except per share data;
unaudited)	2nd Quarter			Year-to-Date 6/30
	2010	2009	Change	2010	2009	Change
Net income attributable to TWC shareholders	$342	$316	8.2%	$556	$480	15.8%
Net income per common share attributable to TWC common shareholders:
Basic	$0.96	$0.90	6.7%	$1.56	$1.39	12.2%
Diluted	$0.95	$0.89	6.7%	$1.55	$1.39	11.5%

Adjusted OIBDA less Capital Expenditures for the first six months of 2010 totaled $2.0 billion, a 19.6% increase over the first six months of 2009, due to higher Adjusted OIBDA and lower capital expenditures. Capital Expenditures were $1.5 billion in the first six months of 2010, a 3.7% decrease from the first six months of 2009, largely reflecting lower residential capital spending, partly offset by higher commercial capital spending. The decline in residential capital spending was primarily attributable to lower spending on support capital and customer premise equipment. The increase in commercial capital spending was primarily related to higher spending on line extensions and scalable infrastructure.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2010	2009	Change	2010	2009	Change
Adjusted OIBDA(a)	$1,751	$1,652	6.0%	$3,422	$3,159	8.3%
Capital Expenditures	(736)	(760)	(3.2%)	(1,472)	(1,529)	(3.7%)

Adjusted OIBDA less Capital Expenditures(a)	$1,015	$892	13.8%	$1,950	$1,630	19.6%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.
Free Cash Flow for the first six months of 2010 increased 18.6% to $1.2 billion from $1.0 billion in the first six months of 2009, due mainly to higher cash provided by operating activities and a decrease in capital expenditures. Cash Provided by Operating Activities for the first six months of 2010 was $2.7 billion, a 4.7% increase from $2.6 billion in the first six months of 2009. This increase was related primarily to higher Adjusted OIBDA, an improvement in working capital requirements, and lower pension plan contributions, offset partly by increases in second quarter cash tax and interest payments.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2010	2009	Change	2010	2009	Change
Cash provided by operating activities	$1,306	$1,430	(8.7%)	$2,692	$2,571	4.7%
Add: Excess tax benefit from exercise of stock options	8	—	NM	13	—	NM
Less:
Capital expenditures	(736)	(760)	(3.2%)	(1,472)	(1,529)	(3.7%)
Cash paid for other intangible assets	(6)	(5)	20.0%	(9)	(10)	(10.0%)
Other	(1)	(1)	—	(1)	(1)	—

Free Cash Flow(a)	$571	$664	(14.0%)	$1,223	$1,031	18.6%

NM — Not meaningful.
(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $20.7 billion as of June 30, 2010, down $850 million since December 31, 2009, driven by Free Cash Flow offset, in part, by the quarterly cash dividend payments and the increase in the fair value of debt subject to interest rate swap contracts (which was equal to the increase in the fair value of the underlying swaps, which are separately recorded as assets on the balance sheet).

(in millions; unaudited)	6/30/10	12/31/09
Long-term debt	$21,247	$22,331
Debt due within one year	—	—

Total debt	21,247	22,331
Cash and equivalents	(814)	(1,048)

Net debt(a)	20,433	21,283
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$20,733	$21,583

(a)	Net debt is defined as total debt less cash and equivalents.
SUBSCRIBER METRICS
Primary Service Units (“PSUs”) increased by 60,000 to 26.7 million. Triple Play Subscriber net additions were 68,000 in the second quarter and bundled subscribers totaled 8.5 million, or 59.0% of total customer relationships as of June 30, 2010.

(in thousands)		Net
		Additions
	3/31/10	(Declines)	6/30/10
Video subscribers	12,817	(111)	12,706
Residential high-speed data subscribers	9,206	85	9,291
Commercial high-speed data subscribers	304	11	315
Residential Digital Phone subscribers	4,239	63	4,302
Commercial Digital Phone subscribers	78	12	90

Primary service units	26,644	60	26,704
Digital video subscribers(a)	8,968	50	9,059

Revenue generating units(a)	35,612	110	35,763

Single play subscribers(a)	6,115	(83)	5,951
Double play subscribers(a)	4,982	(29)	4,889
Triple play subscribers(a)	3,521	68	3,658

Customer relationships(a)	14,618	(44)	14,498

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.
(a)	During the three months ended June 30, 2010, the Company recorded adjustments that increased both digital video subscribers and revenue generating units by 41,000 and triple play subscribers by 69,000. The Company also recorded adjustments that reduced single and double play subscribers by 81,000 and 64,000, respectively, and customer relationships by 76,000. These adjustments are reflected in the Company’s subscriber numbers as of June 30, 2010; however, they are not reflected in net additions (declines) for the second quarter of 2010.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, Southern California (including Los Angeles) and Texas. Time Warner Cable serves more than 14 million customers who subscribe to one or more of its video, high-speed data and voice services. Time Warner Cable Business Class offers a suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Time Warner Cable Media Sales, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions that are targeted and affordable. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com and www.twcmediasales.com.
Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, August 5, 2010. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications		Investor Relations
Alex Dudley	(212) 364-8229	Tom Robey	(212) 364-8218
Justin Venech	(212) 364-8242	Laraine Mancini	(212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2010	2009
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$814	$1,048
Receivables, less allowances of $99 million and $74 million as of June 30, 2010 and December 31, 2009, respectively	657	663
Deferred income tax assets	130	139
Other current assets	155	252

Total current assets	1,756	2,102
Investments	933	975
Property, plant and equipment, net	13,722	13,919
Intangible assets subject to amortization, net	156	274
Intangible assets not subject to amortization	24,092	24,092
Goodwill	2,090	2,111
Other assets	349	221

Total assets	$43,098	$43,694

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$333	$478
Deferred revenue and subscriber-related liabilities	180	170
Accrued programming expense	783	738
Other current liabilities	1,569	1,572

Total current liabilities	2,865	2,958
Long-term debt	21,247	22,331
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	9,110	8,957
Other liabilities	400	459
TWC shareholders’ equity:
Common stock, $0.01 par value, 355.3 million and 352.5 million shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	4	4
Paid-in capital	9,718	9,813
Accumulated other comprehensive loss, net	(293)	(319)
Accumulated deficit	(257)	(813)

Total TWC shareholders’ equity	9,172	8,685
Noncontrolling interests	4	4

Total equity	9,176	8,689

Total liabilities and equity	$43,098	$43,694

See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,781	$2,706	$5,521	$5,373
High-speed data	1,232	1,123	2,425	2,224
Voice	505	471	998	922

Total Subscription	4,518	4,300	8,944	8,519
Advertising	216	174	389	319

Total revenues	4,734	4,474	9,333	8,838
Costs and expenses:
Costs of revenues(a)	2,223	2,128	4,418	4,260
Selling, general and administrative(a)	762	696	1,497	1,421
Depreciation	749	701	1,492	1,392
Amortization	62	62	127	119
Restructuring costs	20	7	31	50
Gain on sale of cable systems	—	(2)	—	(2)

Total costs and expenses	3,816	3,592	7,565	7,240

Operating Income	918	882	1,768	1,598
Interest expense, net	(341)	(336)	(688)	(626)
Other expense, net	(18)	(13)	(33)	(64)

Income before income taxes	559	533	1,047	908
Income tax provision	(217)	(216)	(490)	(407)

Net income	342	317	557	501
Less: Net income attributable to noncontrolling interests	—	(1)	(1)	(21)

Net income attributable to TWC shareholders	$342	$316	$556	$480

Net income per common share attributable to TWC common shareholders:
Basic	$0.96	$0.90	$1.56	$1.39

Diluted	$0.95	$0.89	$1.55	$1.39

Average common shares outstanding:
Basic	354.8	352.3	353.9	345.7

Diluted	360.1	353.7	358.5	346.4

Cash dividends declared per share	$0.40	$—	$0.80	$—

Special cash dividend declared and paid per share	$—	$—	$—	$30.81

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
	(in millions)
OPERATING ACTIVITIES
Net income	$557	$501
Adjustments for noncash and nonoperating items:
Depreciation	1,492	1,392
Amortization	127	119
Pretax gain on asset sales	(2)	(2)
Loss from equity investments, net of cash distributions	48	26
Deferred income taxes	193	335
Equity-based compensation	61	54
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	2	79
Accounts payable and other liabilities	109	111
Other changes	105	(44)

Cash provided by operating activities	2,692	2,571

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	9	17
Capital expenditures	(1,472)	(1,529)
Other investing activities	6	7

Cash used by investing activities	(1,457)	(1,505)

FINANCING ACTIVITIES
Repayments, net(a)	(1,261)	—
Borrowings(b)	—	10,071
Repayments(b)	—	(5,177)
Debt issuance costs	—	(24)
Proceeds from exercise of stock options	74	—
Dividends paid	(288)	—
Payment of special cash dividend	—	(10,856)
Other financing activities	6	(1)

Cash used by financing activities	(1,469)	(5,987)

Decrease in cash and equivalents	(234)	(4,921)
Cash and equivalents at beginning of period	1,048	5,449

Cash and equivalents at end of period	$814	$528

(a)	Repayments, net, reflects repayments of borrowings under the Company’s commercial paper program with original maturities of three months or less, net of such borrowings.
(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.   ITEMS AFFECTING COMPARABILITY
     The following items affected the comparability of net income attributable to TWC shareholders for the three and six months ended June 30, 2010 and 2009:

(in millions, except per share data)	2nd Quarter		Year-to-Date 6/30
	2010	2009	2010	2009

Restructuring costs	$(20)	$(7)	$(31)	$(50)
Equity award reimbursement obligation to Time Warner(a)	3	(6)	7	(8)
Separation-related “make-up” equity award costs(b)	(2)	(2)	(4)	(2)
Amortization adjustment(c)	—	2	—	13
Separation-related costs(d)	—	(1)	—	(41)
Investment gains	—	3	—	3
Gain on sale of cable systems(e)	—	2	—	2
Investment in The Reserve Fund’s Primary Fund	—	—	—	(10)

Pretax impact	(19)	(9)	(28)	(93)
Income tax impact of the above items	9	2	12	30
Income tax impact of expired Time Warner stock options(f)	2	—	(70)	—
Income tax impact of certain state tax law changes in California	—	—	—	(38)
Portion of above items impacting income attributable to noncontrolling interests	—	—	—	1

After-tax impact	$(8)	$(7)	$(86)	$(100)

Impact per basic and diluted common share	$(0.02)	$(0.02)	$(0.24)	$(0.29)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), the Company is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.
(b)	As a result of the Company’s separation (the “Separation”) from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.
(c)	Amounts represent adjustments to reduce excess amortization recorded in prior years.
(d)	Amounts consist of direct transaction costs (e.g., legal and professional fees) ($1 million and $28 million for the three and six months ended June 30, 2009, respectively) and debt issuance costs ($13 million for the six months ended June 30, 2009).
(e)	Amounts represent a gain related to the fourth quarter 2008 sale of cable systems as a result of working capital adjustments.
(f)	As a result of the Separation on March 12, 2009, TWC employees who held stock options under Time Warner equity plans were treated as if their employment with Time Warner had been terminated without cause at the time of the Separation. In most cases, this treatment resulted in shortened exercise periods, generally one year from the date of Separation, for vested Time Warner stock options held by TWC employees. During the first half of 2010, TWC recorded a net noncash charge of $70 million related to the reversal of previously recognized deferred income tax benefits primarily as a result of the expiration, on March 12, 2010, of these Time Warner stock options.
2.   USE OF NON-GAAP FINANCIAL MEASURES
     In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:
•	OIBDA (Operating Income (Loss) before Depreciation and Amortization) means Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Company’s separation from Time Warner Inc.

•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefits from the exercise of stock options, less (i) capital expenditures, (ii) cash paid for other intangible assets, (iii) partnership distributions to third parties and (iv) principal payments on capital leases.
     Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s liquidity after the payment of cash taxes, interest and other cash items, including its ability to reduce net debt, pay dividends and make strategic investments. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.
     These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income (loss) attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income (loss) attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income (loss) attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.
     These measures should be considered in addition to, not as substitutes for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.